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                                  EXHIBIT 4(d)

                         FORM OF STOCK OPTION AGREEMENT


























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                            RESPONSE ONCOLOGY, INC.
                           1996 STOCK INCENTIVE PLAN

                        GRANT OF INCENTIVE STOCK OPTIONS


Date of Grant: ________________, 1996


         THIS GRANT, dated as of the date of grant first stated above (the "Date of Grant"), is delivered by Response Oncology, Inc., a Tennessee corporation (the "Company") to ________ (the "Grantee"), who is an officer and employee of the Company.

         WHEREAS, the Board of Directors of the Company (the "Board") on December 13, 1995, adopted the Company's 1996 Stock Incentive Plan (the "Plan"), which was approved by the shareholders at the Annual Meeting of the shareholders of the Company held on May 16, 1996;

         WHEREAS, the Plan provides for the granting of stock awards, which may include non-qualified or incentive stock options, restricted stock, and/or stock appreciation rights, by the Compensation Committee of the Board (the "Committee") to employees, advisors, consultants, or outside directors of the Company to purchase, or to exercise certain rights with respect to, shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), in accordance with the terms and provisions thereof; and

         WHEREAS, the Committee considers the Grantee to be a person who is eligible for a grant of incentive stock options under the Plan, and has determined that it would be in the best interest of the Company to grant the incentive stock options documented herein.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows with respect to the grant described herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.


1.       GRANT OF OPTION AND STOCK APPRECIATION RIGHTS.

         Subject to approval of the Plan by the shareholders of the Company and to the terms and conditions of the Plan and as hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Grantee, as of the Date of Grant, an option to purchase up to _________ shares of Common Stock at a price of $_____ per share, which the Committee has determined in good faith to be the Fair Market Value of the Common Stock as of the Date of Grant. Such option is hereinafter referred to as the "Option" and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Stock." The Option is intended by the parties hereto to be, and shall be treated as, an Incentive Stock Option (as such term is defined under Section 422 of the Code and in the Plan) to the fullest extent permitted by the Code. Any portion of the Option not satisfying the conditions related to Incentive Stock Options under said section of the Code shall be deemed a Non-Qualified Stock Option under the Plan. In addition, the Company, with the approval of the Committee, hereby grants, in tandem with the Option, a SAR equal to the number of shares of Option Stock, which SAR shall be exercisable at the same time and on the same terms and conditions as the Option. If and to the extent the Grantee shall exercise the SAR granted hereunder, then the number of shares of Option Stock subject to acquistion upon exercise of the Option shall be decreased by the number of SARs exercised.





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2.       VESTING AND EXERCISE.

         The Option and SARs granted pursuant to paragraph 1 of this Grant of Incentive Stock Options shall vest 20% on the Date of Grant and 20% on each anniversary of the Date of Grant until fully vested. In the event that the Grantee's employment is voluntarily terminated or the Grantee shall suffer a Termination with Cause, then the unexercised portion of the Option and SARs shall no longer be exercisable, and the Option shall be forfeited by the Grantee.

         Subject to such further limitations as are provided herein, the Option and SARs shall become exercisable in five (5) installments, the Grantee having the right hereunder to purchase from the Company the following number of shares of Option Stock upon exercise of the Option (or, in lieu thereof, cash upon exercise of SARs), on and after the following dates:

                    Date                              Shares


         Notwithstanding the foregoing, the Option and SARs shall automatically vest and become immediately exercisable in the event of the Grantee's Death, Disability or Retirement or in the event of a Change in Control or Imminent Change in Control of the Company.

3.       TERMINATION OF OPTION AND SARS.

         The Option and SARs and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the expiration of ten (10) years from the Date of Grant (the "Option Term"), unless terminated earlier pursuant to the terms of this Option Grant.

4.       EXERCISE OF OPTIONS AND SARS.

         (a) The Grantee may exercise the Option or SARs with respect to all or any part of the number of shares of Option Stock then exercisable hereunder by giving the Secretary of the Company written notice of intent to exercise. The notice of exercise shall specify the number of shares of Option Stock as to which the Option is to be exercised, whether the exercise is of the Option or SARS and the date of exercise thereof, which date shall be at least five (5) days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

         (b) Full payment in cash (in U.S. dollars) by the Grantee of the Option Price for the shares of Option Stock purchased shall be made on or before the exercise date specified in the notice of exercise of the Option. Upon receipt of such payment, the Company shall cause to be delivered to the Grantee, a certificate or certificates for the shares of Option Stock then being purchased (out of theretofore unissued Stock or reacquired Stock, as the Company may elect). The obligation of the Company to deliver the Option Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the shares of Option Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with the Option or the issuance or purchase of shares of Option Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. If the exercise relates to SARs, then the Company will deliver to the Grantee cash (in U.S. dollars) in the amount determined in accordance with rules or procedures established by the Committee in respect of the exercise of SARs.





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         (c) If the Grantee fails to pay the Option Price for any of the shares of Option Stock specified in such notice or fails to accept delivery thereof, the Grantee's right to purchase such shares of Option Stock may be terminated by the Company. The date specified in the Grantee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full of the Option Price for the shares of Option Stock to be purchased upon such exercise shall have been received by such date.

5.       ADJUSTMENT OF AND CHANGES IN COMMON STOCK OF THE COMPANY.

         In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure of shares of capital stock of the Company, the Committee shall have the sole and absolute discretion to make any adjustment as it deems appropriate in the number and kind of shares of Common Stock or other securities of the Company or any successor entity subject to the Option or in the Exercise Price and other terms and conditions of the Option or in the number of SARs and the pricing thereof; provided, however, that no such adjustment shall give the Grantee any additional benefits under the Option or SARs.

6.       NO RIGHTS OF SHAREHOLDERS.

         Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Option Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

7.       NON-TRANSFERABILITY OF OPTION.

         During the Grantee's lifetime, the Option hereunder shall be exercisable only by the Grantee or any guardian or legal representative of the Grantee, and the Option shall not be transferable except, in case of the death of the Grantee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Grantee and it shall thereupon become null and void.

8.       AMENDMENT OF OPTION AND SARS.

         The Option and SARs may be amended by the Board or the Committee at any time (i) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986 or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option; or (ii) other than in the circumstances described in clause (i), with the consent of the Grantee.

9.       NOTICE.

         Any notice to the Company provided for in this instrument shall be addressed to it in care of its Secretary at its executive offices at 1775 Moriah Woods Blvd., Memphis, Tennessee 38117, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.





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10.      INCORPORATION OF PLAN BY REFERENCE.

         The Option and SARS are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option and SARs shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

11.      GOVERNING LAW.

         The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Tennessee except to the extent preempted by federal law.

         IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Grant of Incentive Stock Option and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.


                                        RESPONSE ONCOLOGY, INC.

                                        By:___________________________

                                        Title:________________________




                                        ACCEPTED AND AGREED TO:


                                        By:___________________________
                                                 Grantee





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